Exhibit 23 - Consent of Certified Public Accountant


To the Shareholders and Board of Directors
F & M Bank Corp.


     We consent to the use of our report, dated January 24, 1997, relating to the consolidated balance sheets of F & M Bank Corp. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears on Page 21 in the December 31, 1996 Annual Report on Form 10-KSB of F & M Bank Corp.


                                   S. B. HOOVER & COMPANY, L.L.P.



Harrisonburg, VA
March 20, 1997